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UNUM Corporation and Subsidiaries
Form 10-Q
March 31, 1994

Exhibit 12

Computation of Ratio of Earnings to Fixed Charges

                                                       Three Months Ended
                                                             March 31,
(Unaudited - Dollars in millions)                        1994         1993
Earnings:
 Income from continuing operations before income
  taxes                                                $110.8       $111.0
 Add:  Fixed charges                                      5.9          5.8
Earnings as adjusted                                   $116.7       $116.8

Fixed charges:
   Interest expense                                    $  3.3       $  3.0
   Interest portion of rent expense                       2.6          2.8
Total fixed charges                                    $  5.9       $  5.8

Ratio of earnings to fixed charges                       19.8         20.1


For purposes of computing the ratio of earnings to fixed charges, earnings as adjusted consist of net income plus income taxes and fixed charges. Fixed charges consist of interest expense and the estimated interest portion of rent expense.




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